Exhibit 5.1

GRAYCARY

2000 University Avenue

East Palo Alto, CA 94303-2248

www.graycary.com

O] 650-833-2000

F] 650-833-2001

February 10, 2004

Mattson Technology, Inc.

47131 Bayside Parkway

Fremont, California 94538

Re: Registration Statement (No. 333-11527) on Form S-3 — Issuance of up to 4,312,500 shares of Common Stock

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Mattson Technology, Inc., a Delaware corporation (the “Company”), of up to 4,312,500 shares of the Company’s common stock, par value $0.001 per share, including 562,500 shares of common stock for which the underwriters have been granted an over-allotment option (the “Company Shares”), and the sale by the selling stockholder named in the Supplement of up to 4,312,500 shares of common stock of the Company, including 562,500 shares of common stock for which the underwriters have been granted an over-allotment option (the “Secondary Shares”, and together with the Company Shares, the “Shares”), pursuant to the referenced Registration Statement on Form S-3 and the related Prospectus and Prospectus Supplement (the “Supplement”) filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company and the selling stockholder as described in the Registration Statement and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Supplement filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s Certificate of Incorporation, as amended and restated to date, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the related Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement and prospectus which is part of the Registration Statement.

Sincerely,

Gray Cary Ware & Freidenrich LLP

/s/    GRAY CARY WARE & FREIDENRICH LLP